UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2009 (July 21, 2009)

AMBAC FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One State Street Plaza, New York, New York 10004

(Address of Principal Executive Offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 27, 2009, Ambac Financial Group, Inc. (“Ambac”) announced that Ambac Assurance Corporation (“AAC”), its principal operating subsidiary, expects to report that estimated statutory impairment losses on credit derivatives increased by approximately $1.6 billion in the second quarter to approximately $4.9 billion at June 30, 2009. Additionally, AAC expects to report statutory loss and loss expenses incurred amounting to approximately $800 million for the quarter ended June 30, 2009. The increase in impairment losses, which relate to AAC’s insured portfolio of collateralized debt obligations of asset-backed securities transactions (CDOs of ABS), was driven by rising forward LIBOR rates, which increase estimated future cash outflows, and further deterioration of the underlying collateral within the CDO of ABS transactions. The increase in the estimated impairment losses in the second quarter is net of the impact of a settlement that reduced a significant portion of exposure under a CDO of ABS transaction that closed in July and a commutation of all of the exposure under a different CDO of ABS transaction that we expect will close by the end of July. The two transactions, with an aggregate of approximately $2.8 billion net notional outstanding at March 31, 2009, are expected to be settled with counterparties for a total cash payment of approximately $750 million. The statutory loss and loss expenses relate primarily to deterioration in AAC’s second-lien and Alt-A mortgage-backed securities financial guarantee portfolios.

Estimated impairment losses on credit derivatives is a statutory accounting measurement reported in AAC’s statutory filings as “Estimated impairment losses on subsidiary guarantees and commitments.” An increase in estimated impairment losses is recorded as a reduction to statutory income and therefore reduces statutory surplus. At March 31, 2009, AAC reported statutory capital and surplus of $372.8 million and contingency reserves of $1,946.6 million. AAC has requested the approval of the Office of the Commissioner of Insurance of the State of Wisconsin (OCI) to release a substantial portion of its contingency reserves; however, there can be no assurance that the OCI will approve such release. The amount of contingency reserves released, if any, will increase AAC’s statutory capital and surplus by such amount.

At March 31, 2009, AAC reported total claims-paying resources of approximately $11.9 billion. Total claims-paying resources will be reduced by commutation and settlement payments related to the CDO of ABS portfolio, including the two transactions referred to above, and claims paid related to the direct financial guarantee portfolio since March 31, 2009. Total claims-paying resources is a term used by rating agencies and other analysts to quantify total resources available to pay claims in stress case scenarios and represents an aggregate of contingency reserves, capital and surplus, unearned premiums, losses and loss adjustment expenses, estimated impairment losses on credit derivatives and the present value of future installment premiums. Except for the present value of future installment premiums, each item is a statutory accounting measurement.

Under U.S. generally accepted accounting principles (GAAP), Ambac reports unrealized gains (losses) on credit derivative contracts which is impacted by market valuations of the CDO exposures and includes the effect of AAC’s own credit default swap spreads in the measurement. This mark-to-market valuation often differs significantly from the statutory measure of impairment discussed above. For the second quarter of 2009, Ambac expects to report a net unrealized gain of approximately $34 million for GAAP reporting purposes. Ambac also expects to report total net loss and loss expenses of approximately $1.3 billion for the second quarter of 2009 for GAAP reporting purposes.

Ambac also announced that, in order to preserve cash at Ambac, it will discontinue paying the semi-annual interest on its directly-issued subordinated capital securities (DISCs) beginning August 1, 2009. Additionally, to preserve cash and surplus at AAC, it will discontinue paying the monthly dividend on AAC’s outstanding auction market preferred shares beginning August 1, 2009.

Ambac is providing this preliminary information about its second quarter results prior to the scheduled earnings announcement date in light of market events of recent months. Investors should not expect Ambac to provide information about the results of future quarters in advance of scheduled quarterly earnings announcement dates. In addition, investors should not expect Ambac to update the information provided in this release in advance of the scheduled announcement date for its second quarter financial results.

Certain statements in this document and the exhibit are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Ambac’s filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMBAC FINANCIAL GROUP, INC.
(Registrant)

By:	/s/ Anne Gill Kelly
Anne Gill Kelly
Managing Director, Corporate Secretary and Assistant General Counsel

Dated: July 27, 2009